U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 26, 2001

                            RAPTOR INVESTMENTS, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

                                     FLORIDA
                                     -------
                 (State or other jurisdiction of incorporation)

                    0-23026                        22-3261564
                    -----------------------------------------
           (Commission File Number)      (IRS Employer Identification No.)


          2855 N. UNIVERSITY DRIVE, SUITE 320, CORAL SPRINGS, FL 33065
          ------------------------------------------------------------
                    (Address of principal executive offices)


               Registrant's telephone number, including area code
                                 (954) 346-5799
                                 --------------

          (Former name or former address, if changed since last report)

                                       N/A
                                       ---





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ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

         Effective December 26, 2001, Raptor Investments, Inc.("Raptor"), entered into an Acquisition Agreement ("Acquisition Agreement") with LBI Properties, Inc., a Florida corporation ("LBI Properties") and the shareholders of LBI Properties. The shareholders of LBI Properties include Paul F. Lovito, Jr., Matthew J. Lovito and Marc A. Lovito, officers and directors of Raptor. Effective December 26, 2001, Raptor entered into a Stock Acquisition Agreement ("Stock Agreement") with Paul F. Lovito, Jr., Matthew J. Lovito, Marc A. Lovito, Darrin Lovito and LBI Capital Partners, L.P., as shareholders of LBI E Web Communities, Inc., a Florida corporation ("LBI E Web").

         Pursuant to the Acquisition Agreement, Raptor effected the stock exchange at the rate of 1:5. Raptor acquired all of the issued and outstanding shares of the Common Stock of LBI Properties in exchange for the issuance of 19,974,298 shares of the Common Stock of Raptor to be delivered to the LBI Properties shareholders on a pro-rata basis.

         Pursuant to the Stock Agreement, Raptor effected the stock exchange at the rate of 1:3. Raptor acquired all of the issued and outstanding shares of the Common Stock of LBI E Web in exchange for the issuance of 19,800,000 shares of the Common Stock of Raptor to be delivered to the LBI E Web shareholders on a pro-rata basis.

         As a result of acquiring all of the issued and outstanding Common stock of LBI Properties and LBI E Web, LBI Properties and LBI E Web became wholly-owned subsidiaries of Raptor. Following the transaction, the former LBI Properties shareholders and LBI E Web shareholders own an aggregate of 39,774,298 or 90.63% of Raptor's issued and outstanding shares of Common Stock with holders of 5% or greater as follows:

                                                     Shares Beneficially Owned
           NAME OF BENEFICIAL OWNER                NUMBER                PERCENT

           Paul Lovito (1)                     27,959,600                 63.71%
           LBI Capital Partners, LP             7,900,000                 18.00%
           LBI Holdings, Inc.                   3,420,000                  7.79%
           Matthew Lovito (2)                   2,780,000                  6.33%
           Marc Lovito (3)                      2,578,000                  5.87%
           Darrin Lovito                        2,402,000                  5.47%

           All directors and executive
           officers as a group (3 persons)     33,317,600                 75.92%


(1) Includes 23,600 shares held by Mr. Lovito's daughter, 6,000 shares held by a partnership in which Mr. Lovito is a general partner with sole voting and dispositive power over the Raptor shares, 3,420,000 shares held by LBI Holdings, Inc., a corporation wholly owned by Mr.


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           Lovito, and 7,900,000 shares held by LBI Capital Partners, LP, a limited partnership in which Mr. Lovito is a general partner with sole voting and dispositive power over the Raptor shares. Mr. Lovito expressly disclaims beneficial ownership of shares held by his brothers.
(2) Mr. Lovito expressly disclaims beneficial ownership of shares held by his brothers.
(3) Mr. Lovito expressly disclaims beneficial ownership of shares held by his brothers.

           LBI Properties is an early stage real estate holding company. LBI Properties currently owns a residential lot in Cape Coral, Florida, and has identified two additional residential lots that it intends to acquire in the near future. In addition to the foregoing, LBI Properties is seeking acquisitions in the following areas: income producing commercial and residential properties, residential development projects, leisure and destination properties, and reals estate service operations.

           LBI E Web is an internet related holding company that currently owns the following five domain names: FinanceItOnTheWeb.com (a financial services directory site), Brassbulls.com (a public relations and financial information site), MyEnumber.com (an online address book and one stop rolodex), Homewaiter.com (a food delivery and information site), and Mimesaro.com (a Spanish food delivery and information site). The Brassbulls.com and MyEnumber.com websites are in the final phases of construction, while the development of the other listed websites will commence shortly. LBI E Web plans to create a network of self developed websites covering a diverse universe of subjects.


ITEM 7.              FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
                     AND EXHIBITS

(a)        Financial Statements and Pro Forma Financial Information

           (1) The Company shall file Financial Statements and Pro Forma Financial Information by an amendment to this Form 8-K within 60 days of the due date of this filing.

(b)        Exhibits

           (1) Stock Acquisition Agreement dated December 26, 2001, by and among the Corporation on behalf of the shareholders of Raptor Investments, Inc., and Paul F. Lovito, Jr., Matthew
                      J. Lovito, Marc A. Lovito, Darrin Lovito and LBI Capital Partners, L.P., as shareholders of LBI E Web Communities, Inc., a Florida corporation.

           (2) Acquisition Agreement dated December 6, 2001, and effective December 26, 2001, by and among the Corporation on behalf of the shareholders of Raptor Investments, Inc., and LBI Properties, Inc., a Florida corporation, on behalf of the shareholders of LBI Properties, Inc.




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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

           Date:   January 4, 2002

                                                 RAPTOR INVESTMENTS, INC.


                                                     /S/ PAUL F. LOVITO, JR.
                                                 -------------------------------
                                                 Paul F. Lovito, Jr., President







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